Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

ISORAY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$45,059,887	0.00011020	$4,965.60
Fees Previously Paid
Total Transaction Valuation	$45,059,887
Total Fees Due for Filing			$4,965.60
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$4,965.60

(i)	Title of each class of securities to which the transaction applies: Common Stock, par value $0.001 per share (“Common Stock”), of Isoray, Inc.

(ii)	Aggregate number of securities to which the transaction applies: 136,545,112

(iii)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on October 20, 2022, the underlying value of the transaction was calculated using the average of the bid and asked price from October 20, 2022 (which is within five business days prior to the date of filing) of $0.33 per share of Common Stock, as reported by the NYSE American multiplied by 136,545,112

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00011020.